Exhibit 14.1

Government Properties Income Trust

Code of Business Conduct and Ethics

                          , 2009

Introduction

This Code of Business Conduct and Ethics (the “Code”) has been approved by the Board of Trustees of Government Properties Income Trust (the “Company”).  The Code has been adopted by the Company and by Reit Management & Research LLC (the “Manager”), the manager to the Company.

The Code is based on the principle that the trustees, officers and employees of the Company and the personnel of the Manager, contractors and other agents of the Company who provide services to the Company (“Covered Persons” or “you”) owe a duty to the Company to conduct the Company’s business in an ethical manner that promotes the accomplishment of the Company’s goals.  All such Covered Persons are expected to adhere to this general principle as well as to comply with all of the specific provisions of the Code that are applicable to them.

The Company expects Covered Persons to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities and to comply with all applicable laws, regulations and Company policies.  We must never compromise that integrity, either for personal benefit or for the Company’s purported benefit.  In accepting a position with the Company or providing services to the Company, each Covered Person becomes accountable for compliance with the law, with this Code and with all the policies of the Company.

This Code applies to all Covered Persons.  This Code should be read in conjunction with other policies of the Company.  It is each individual’s responsibility to become familiar with the Code, these policies as well as any supplemental policies.  If you have questions regarding the interpretation of applicable laws or this Code, you should contact a Company executive officer.  We expect strict compliance with this Code.  Waivers of the requirements of this Code may be granted only by a Company executive officer; however, any waiver of this Code for executive officers or trustees may be made only by the Board of Trustees and must be disclosed promptly to shareholders.

The Company expects everyone to act in full compliance with the policies set forth in this Code and in a manner consistent with the highest ethical standards.  Failure to observe these policies may result in disciplinary action, up to and including termination of employment.  Furthermore, violations of this Code may also be violations of the law and may result in civil or criminal penalties for you, your supervisors and/or the Company.

Government Properties Income Trust

Code of Business Conduct and Ethics

Government Properties Income Trust (the “Company”) is dedicated to maintaining the highest integrity and standards of ethics.  We will treat our tenants, property managers, suppliers, employees, shareholders and the community with honesty, dignity, fairness and respect.

This Code applies to trustees, officers and employees of the Company and the personnel of the Manager, contractors and other agents of the Company who provide services to the Company (“Covered Persons” or “you”).  We expect Covered Persons to act responsibly and in accordance with the highest standards of personal and professional integrity in all aspects of their business activities and to comply with all applicable laws and regulations and our policies.

This Code supplements our other applicable policies.  If you have questions regarding this Code, you should contact any of the following: your supervisor, the director of Human Resources, the director of internal audit or an executive officer of the Company.  You may use the Company’s confidential message system at (866) 511-5038.

1.     Work Environment

All employees want and deserve a workplace where they feel respected, satisfied and appreciated.  Providing an environment that supports honesty, integrity, respect, trust, responsibility and citizenship permits us the opportunity to achieve excellence in our workplace.  Each of us has a responsibility to help provide a work atmosphere free of harassing, abusive, disrespectful, disorderly, disruptive or other nonprofessional conduct.  Our executive officers and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us.  We provide equal employment opportunities by recruiting, hiring, training and promoting applicants and employees without regard to race, color, religion, national origin, sex, age, ancestry, sexual orientation, disability, handicap or Veteran status.

2.     Safe and Healthy Environment

We are committed to providing a drug-free, safe and healthy work environment.  Using or being under the influence of alcohol or illegal drugs while working is strictly prohibited, and smoking is limited to designated areas.  Each of us is responsible for compliance with applicable health and safety laws and regulations.

We are committed to observing sound environmental business practices and to preserving and improving the quality of the environment.  Environmental risks that may arise at our properties or from of our operations should be identified and managed in accordance with applicable laws and regulations.

3.     Company Property

You are responsible for the proper use of our property, including our information resources, records, materials, facilities and equipment, and the property of our tenants, property managers, suppliers or other third parties which is under your control.  Use and maintain these assets with care and respect, guarding against theft, waste or abuse which harm the Company’s profitability.  You may not misappropriate our property or the property of others for your personal use or for the use of others.

The computer, electronic mail, internet access and voice mail systems we provide are intended for business purposes.  You may not use these systems in a manner which is harmful or embarrassing to us.  Under no circumstances are any of our systems to be used to solicit, harass or otherwise offend or for any unlawful purpose.

4.     Company Records and Information

We promote full, fair, accurate, timely and understandable disclosure in all public communications, including reports and documents that we file with, or submit to, the Securities and Exchange Commission.  We must maintain accurate and complete records, data and other company information in sufficient detail as to reflect our transactions accurately.  Our financial statements must be prepared in accordance with generally accepted accounting principles as in effect in the United States, and fairly present, in all material respects, our financial condition and results.  You are personally responsible for the integrity of the information, reports and records under your control and must ensure that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of the Company. Misrepresenting facts or falsifying records will not be tolerated and will result in disciplinary action.

You must use common sense and be professional when choosing the content and language that comprise business records and other documents (such as e-mail).

You must comply with the Company’s policy on retention and planned destruction of records.  If any government agency requests access to our records, data and other company information, you must advise your supervisor, manager or an executive officer of this request immediately.  Supervisors and managers must ensure that executive officers are informed of all such requests that are outside the ordinary course of the Company’s business.  You may not destroy or alter any records, data and other documents which are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding or lawful request.

You must cooperate fully with appropriately authorized internal or external investigations.  Making false statements to or otherwise misleading internal or external auditors, counsel, representatives or regulators violates this Code and may be a criminal act that can result in severe penalties.

5.     Proprietary and Confidential Information

You may receive or create information about us which is our proprietary and/or confidential information.  In addition, you may receive information about our tenants, property managers, suppliers, competitors or others which is proprietary to their business or which we have an obligation to keep confidential.  You must respect these confidences.

Both during and after your association with us, you may not disclose proprietary or confidential information to anyone without proper authorization from us.  You must take precautionary steps to prevent the unauthorized disclosure of proprietary or confidential information, including by protecting and securing documents containing this information.  Disclosure of proprietary or confidential information within our company should not be made to any individual who is not authorized to receive it and has no need to know the information.  The only exceptions are when disclosure is authorized or mandated by applicable law or by an appropriate subpoena or other legal process.

Our proprietary or confidential information includes, but is not limited to, non-public information that might be of use to our competitors, or harmful to us or our tenants or property managers, if disclosed.  Examples of proprietary information include tenant lists and rent rolls, new leases and contracts and amendments to or termination of leases and contracts, resident occupancy rates, plans for acquisitions, dispositions or financings and business and strategic plans and budgets.  Examples of confidential information include employee records and certain tenant information.

6.     Legal Compliance

We conduct our business in accordance with all applicable laws and regulations.  Compliance with the law does not comprise our or your entire ethical responsibility.  Rather it is a minimum, essential condition for the performance of our and your duties.

This Code highlights a few laws and issues, but does not attempt to cover every circumstance which may arise.  These are complex, rapidly changing laws and issues which may affect your personal conduct outside of our business environment.  You are responsible for knowing and complying with laws and regulations applicable to you, and you are urged to consult with our legal counsel as to questions concerning these laws and regulations.  If you have any compliance questions relating to us or our business, you should consult with one or more of the individuals listed at the beginning of this Code.

7.     Insider Trading

As a publicly owned company, we must always be alert to and comply with security laws and regulations.  You may not, directly or indirectly through your family members or others, purchase or sell our shares or other securities while in possession of material, non-public information concerning us.  This prohibition also applies to trading in the securities of other publicly held companies on the basis of material, non-public information which you may have learned in the course of performing your duties for the Company.

In light of these requirements, you may not buy or sell, or otherwise trade in, common shares or other equity or debt securities or any related options or other rights of the Company or of any company for which the Manager is manager, advisor or shared service provider, without the prior written permission described in this paragraph.  Except in the case of an executive officer or trustee of the Company or a senior officer or director of the Manager, the permission would be from an executive officer of the Company.  If you are an executive officer or trustee of the Company or a senior officer or director of the Manager, the permission would be from at least two individuals designated for that purpose by the Managing Trustees.  The individuals currently designated are Jennifer B. Clark (Secretary), Adam D. Portnoy (a Managing Trustee), Barry M. Portnoy (a Managing Trustee) and William J. Sheehan (Director of Internal Audit).  Changes in those designated individuals may be made by written notice to you or by amendment to this Code.

In addition to the permission required by the paragraph above, you may not buy or sell, or otherwise trade in, common shares or other equity or debt securities or any related options or other rights of any fund managed by an affiliate of the Manager (an “RMR Fund”), if that fund is a closed end fund, without the prior written permission from that fund’s Chief Compliance Officer (currently William J. Sheehan).  While such permission is not required for buying or selling securities of RMR Funds that are open-end funds, you must meet your legal responsibilities not to purchase or sell shares or other securities while in possession of material, non-public information.  If you have been informed that a separate code of ethics adopted by one or more RMR Funds or their investment advisor applies to you, you must also comply with the requirements of that code.

Any such permission granted under this section of this Code should be limited to a specified dollar or share amount.  Any such permission will either expire at a specified date or, if no date is specified, will expire automatically after fourteen calendar days, and may be revoked at any earlier time by notice to you.

The procedures described above have been adopted for the benefit of the Company in connection with compliance with securities laws.  The granting of any such permission under this section of this Code does not relieve you of your legal responsibilities not to purchase or sell shares or other securities while in possession of material, non-public information and otherwise to comply with applicable securities and other laws in connection with trading in securities.

8.     Antitrust Laws

We are committed to fair competition and competing fairly and ethically for all business opportunities.  In conducting our business, you must adhere to all antitrust laws.  These laws prohibit practices in restraint of trade, such as price fixing and boycotting suppliers or customers, and they also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.  Antitrust laws also prohibit agreements between competitors regarding prices to be charged, bidding, clients to be solicited or geographic areas to be served.

9.     Fair Dealing with Others; Illegal and Questionable Gifts or Favors

We endeavor to deal fairly with our tenants or property managers, suppliers, competitors and employees.  We will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practices.  You, as our representative, must adhere to these standards in your conduct on our behalf.

Buying, selling and bidding on our behalf must be done on an “arm’s length” basis.  You are not permitted to give or accept any payment, gift, bribe, secret commission, favors or other business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate laws or regulations or our other policies.  Any questions regarding the appropriateness of giving or accepting a gift or invitation should be addressed to one or more of the individuals listed at the beginning of this Code.

10.  Political Contributions and Activities

We encourage your involvement in civic affairs and your participation in the political process.  That involvement and participation must be on an individual basis, on your own time and at your expense, and not as our representative.  Any political activity that could cause someone to believe that such actions reflect our views or position as a company requires the prior approval of an executive officer.

United States federal laws generally prohibit companies from donating corporate funds, goods or services (including employees’ work time), directly or indirectly, to candidates to federal offices.  State and local laws may also apply in their respective jurisdictions and restrict or prohibit political donations by companies.  In addition, giving or offering to give any favor, service, entertainment, meal, gift or other thing of value, directly or indirectly, to government officials or employees or their family members in connection with their governmental duties is prohibited.

11.  Company Opportunities

You have an obligation to give the Company your complete loyalty and to advance the Company’s legitimate business opportunities.  We expect the best interests of the Company to be foremost in the minds of our employees, officers and trustees as they perform their duties.  These duties include your not (i) taking for yourself personally opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information, or position for your own personal gain, and (iii) competing with us.  You may determine whether we consider an action you propose to take to be consistent with your duties to us by following the procedure described below relating to conflicts of interest.  When we become employees, officers or trustees of the Company, and receive pay and benefits, we make this commitment.

12.  Conflicts Of Interest

You must be sensitive to activities, interests or relationships that interfere with, or which appear to interfere with, our interests as a whole.  These activities, interests or relationships are considered “conflicts of interest”.

Conflicts of interest arise from financial or other business relationships with our tenants or property managers, suppliers or competitors that might impair, or appear to impair, the independence of any judgment you may need to make on our behalf.  They may arise from your personal investing, your outside business activities, your consideration of our business opportunities and dealings with related parties.  Examples include accepting employment by a competitor or potential competitor while you are employed by us; accepting of gifts, payment, or services from those seeking to do business with us or your receipt of improper personal benefits as a result of your position with us; accepting Company loans or guarantees; and owning, or having a substantial interest in, a company that is a competitor, tenant, customer or supplier.  If something would constitute a conflict of interest if it involves you directly, it will likely constitute a conflict of interest if it involves a family member or business associate.

You are under a continuing obligation to disclose any situation that presents a conflict of interest; disclosure is the key to remaining in compliance with this policy.  That permits our representatives who are independent of the conflict of interest to understand the conflict of interest and to determine whether our interests as a whole are being protected.

In the case of an executive officer or trustee, you may seek approval from our disinterested trustees for investments, related person transactions and other transactions or relationships which you would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under this Code.  In the case of other employees subject to this Code, you may seek that approval from an executive officer who has no interest in the matter for which approval is being requested.

You may pursue transactions or relationships which involve a conflict of interest only if (i) that transaction or relationship does not impair the independence of any judgment you may need to make on our behalf and (ii) the transaction or relationship has been approved as provided in the prior paragraph.

If you discover that, as a result of changed circumstances or otherwise, you have become involved in a conflict of interest or are in competition with us in a way that violates or may violate this Code, you must report that conflict as provided above.  Unless you obtain appropriate approval, you must promptly eliminate that conflict or competitive situation.

Because it is impossible to describe every potential conflict of interest, we necessarily rely on you to exercise good judgment, to seek advice when appropriate and to adhere to ethical standards in the conduct of your professional and personal affairs.

13.  Reports of Violations

We require that any executive officer or trustee who knows of a violation of laws, rules, regulations or this Code by any employee, executive officer or trustee report that violation to our internal audit manager or a member of our Audit Committee.  We encourage other employees to report any violations or possible violations to your supervisors, managers or other appropriate personnel.  You may report such violations as follows:

•                  By written correspondence to:

Government Properties Income Trust
Internal Auditor
400 Centre Street
Newton, MA 02458

•                  By toll-free telephone to (866) 511-5038

•                  By e-mail to Internal.Audit@Reitmr.com

•                  By use of the Company’s web site at

Similarly, we encourage you to speak with your supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.  The Company’s interests are never served by unlawful or unethical business practices.

We prohibit any retaliatory action against any individual for raising legitimate concerns or questions regarding ethics matters or for reporting violations or suspected violations in good faith.

14.  Accountability for Adherence to the Code

Our Board of Trustees enforces this Code.  If an alleged violation of this Code has been reported to it, the Board of Trustees shall determine whether that violation has occurred and, if so, shall determine the disciplinary measures to be taken against any employee, officer or trustee who has violated this Code.

The disciplinary measures, which may be invoked at the discretion of the Board of Trustees, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment or other relationship with us and restitution.

Persons who may be subject to disciplinary measures include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

Any waiver of the applicability of this Code or of a violation by an individual covered by this Code other than an executive officer or trustee requires the approval of an executive officer.  Any waiver for an executive officer or trustee requires the approval of the Board of Trustees and will be promptly disclosed to the Company’s shareholders.  Waivers will be granted only as permitted by law and in extraordinary circumstances.